Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	May 5, 2005
Chief Financial Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ANNOUNCES AGREEMENT TO SELL
BALLANTYNE PLACE APARTMENT COMMUNITY

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces it has signed a definitive agreement to sell its 319-unit Ballantyne Place apartment community located in Charlotte, North Carolina. The sales price is $37,250,000, with the buyer paying an additional $690,000 to reimburse the company for a previously paid loan commitment fee, resulting in a total price of $37,940,000 or $118,934 per apartment unit. The transaction, which the company expects to close in June 2005, is subject to customary due diligence and closing conditions.

Mr. Charles S. Roberts, the company’s President and CEO, stated: “The company intends to redeploy the sales proceeds either into the acquisition of new properties in Atlanta or south Florida as part of a Section 1031 tax-deferred exchange or into working capital to fund our Atlanta development and construction program. We currently have 868 units in various phases of development, consisting of 220 apartment homes on Northridge Parkway, 292 apartment homes on Peachtree Parkway, and 236 apartment homes and 120 condominiums on Peachtree Dunwoody Road. We believe we will create greater shareholder value and produce a higher return on our invested equity by acquiring new properties in Atlanta or south Florida, as we have in the past, and continuing our Atlanta development and construction program.”

The company has generated negative operating cash flow as a result of selling seven appreciated communities totaling 1,479 units in 2003 and 2004 while making distributions to shareholders of $5.05 per share. Mr. Roberts added: “We expect the negative operating cash flow to continue through the end of 2006 and until our assets under development are constructed and leased. As a result, we do not intend to pay distributions to shareholders in 2005 or 2006.”

Roberts Realty Investors, Inc. invests in multi-family residential and retail properties in Atlanta and south Florida as a self-administered, self-managed equity real estate investment trust.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the transaction may not close as anticipated; the company may not be able to accomplish its plans to develop apartments and condominiums; market and economic conditions being unfavorable for the development of residential space; increased competition; construction risks; the lack of construction and permanent debt financing, or the availability of such financing on unfavorable terms, as and when such financing is required; and Roberts Realty may be required to make distributions to maintain its status as a REIT for federal income tax purposes. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Disclosure Regarding Forward-Looking Statements.

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